EXHIBIT 5

OPINION OF CERTILMAN BALIN ADLER & HYMAN, LLP

August 17, 2021

Kingstone Companies, Inc.
15 Joys Lane
Kingston, New York 12401

Re:	Registration Statement on Form S-8 – Kingstone Companies, Inc. Employee Stock Purchase Plan

Ladies and Gentlemen:

In our capacity as counsel to Kingstone Companies, Inc., a Delaware corporation (the “Company”), we have been asked to render this opinion in connection with a Registration Statement on Form S-8 being filed contemporaneously herewith by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Registration Statement”), to register 750,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Shares”), which may be issued by the Company pursuant to the Company’s Employee Stock Purchase Plan (the “Plan”).

In that connection, we have examined the Restated Certificate of Incorporation and the By-Laws of the Company, each as amended to date, the Registration Statement and the Plan and are familiar with the corporate proceedings of the Company relating to the adoption of the Plan.  We have also examined such other instruments and documents as we deemed relevant under the cir-cumstances.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as original, (ii) the conformity to the originals of all documents submitted as certified, photostatic or facsimile copies and the authenticity of the originals, (iii) the legal capacity of natural persons, (iv) the due authorization, execution and delivery of all documents by all parties and the validity and binding effect thereof and (v) the conformity to the proceedings of the Board of Directors of all minutes of such proceedings.  We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date.

Based upon and subject to the foregoing, we are of the opinion that the Common Shares have been duly and validly authorized and, when issued pursuant to the terms of the Plan, will be duly and validly issued, fully paid and nonassessable.

We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement.

This opinion is as of the date hereof, and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in any of the matters set forth herein.

We are rendering this opinion only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

This opinion is for your exclusive use only and is to be utilized and relied upon only in connection with the matters expressly set forth herein.

Very truly yours,

CERTILMAN BALIN ADLER & HYMAN, LLP

By:  /s/ Fred Skolnik
  Fred Skolnik, a Member of the Firm